Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES EARNINGS FOR FULL YEAR AND FOURTH QUARTER

February 10, 2017

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT: BKJ) (the “Company”), holding company for Bank of New Jersey, reported net income for the year ended December 31, 2016 of $4.0 million compared to net income of $4.8 million for the year ended December 31, 2015, a decrease of $807 thousand or 16.8%. Earnings per diluted share were $0.64 for the year ended December 31, 2016 compared to $0.79 per diluted share for the year ended December 31, 2015, a decrease of $0.15. Net income for the fourth quarter of 2016 was $999 thousand, representing a decrease of $35 thousand, or 3.4%, from $1.0 million for the fourth quarter of 2015. Earnings per diluted share were $0.16 for the quarter ended December 31, 2016, a decrease of $0.01 from the diluted earnings per share of $0.17 for the quarter ended December 31, 2015. The decline in earnings in both the full year and quarterly periods reflect increased provision (for the full year) and non-interest expenses, partially offset by increases in net interest income in both periods.

During the year ended December 31, 2016, net interest income increased by $950 thousand, or 4.0%, reaching $24.4 million from $23.5 million in the prior year. During the fourth quarter of 2016, net interest income was $6.0 million, $213 thousand, or 3.7%, greater than the $5.8 million in the fourth quarter of 2015. For the year ended December 31, 2016, noninterest expense, net, increased by $1.5 million, or 9.9%, reaching $16.7 million from $15.2 million for the year ended December 31, 2015. During the fourth quarter of 2016, noninterest expense, net, increased by $518 thousand, or 13.1%, and reached $4.5 million as compared to $4.0 million for the fourth quarter of 2015. Initiatives undertaken by management to invest in the Company’s future performance required increased consulting, legal, and risk management systems costs, which led to the increase in noninterest expense, net. Future expenses for these initiatives are expected to be significantly less.  For the year ended December 31, 2016, the provision for loan losses was $1.6 million, compared to the provision for loan losses of $924 thousand for the year ended December 31, 2015.  The increase was primarily related to a single C&I loan which was placed on non-accrual, with an accompanying loss.  There was no provision for loan losses for the quarter ended December 31, 2016, compared to $266 thousand for the quarter ended December 31, 2015.

Bancorp of New Jersey’s total assets at December 31, 2016 were $822.4 million, representing a $19.5 million, or 2.4%, increase from the December 31, 2015 total assets of $802.9 million. Total loans at December 31, 2016 were $660.6 million, an increase of $15.5 million, or 2.4%, from the December 31, 2015 amount of $645.1 million. Total deposits were $718.0 million at December 31, 2016 compared to $700.7 million at December 31, 2015, an increase of $17.2 million, or 2.5%. Stockholders’ equity reached $77.1 million at December 31, 2016, an increase of $3.9 million, or 5.5%, from $73.2 million at December 31, 2015. The increase reflects net income for the year ended December 31, 2016, offset by the Company’s cash dividends paid to stockholders during the year ended December 31, 2016.

President and CEO Nancy E. Graves commented: “2016 was a year of significant change and progress.  We are focused on our strategic goals and are well positioned to leverage the enhanced infrastructure and new executive management team to continue our commitment to our core mission of relationships.  We are deeply appreciative of the ongoing support of our Customers, Directors, Employees and Shareholders.”

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; our ability to identify and address cyber-security risks; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
	2016	2015	2016	2015
INCOME STATEMENT
Net Interest Income	$6,001	$5,788	$24,435	$23,485
Provision for Loan Losses	—	266	1,570	924
Noninterest Expense, net	4,470	3,952	16,730	15,218
Pretax Income	1,531	1,570	6,135	7,343
Tax Expense	532	536	2,134	2,535
Net Income	$999	$1,034	$4,001	$4,808

Basic Earnings per Share	$0.16	$0.17	$0.64	$0.79
Diluted Earnings per Share	$0.16	$0.17	$0.64	$0.79

Weighted Average Shares —Basic	6,300	6,240	6,271	6,097
Weighted Average Shares —Diluted	6,308	6,255	6,271	6,113

	December 31, 2016	December 31, 2015
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$660,571	$645,062
Allowance for Loan Losses	8,287	8,020
Investment Securities	70,915	72,599
Total Assets	822,440	802,920
Total Deposits	717,988	700,739
Stockholders’ Equity	77,144	73,153